Exhibit 10.1

VISKASE COMPANIES, INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

November 7, 2006

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TABLE OF CONTENTS
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SERIES A PREFERRED STOCK PURCHASE AGREEMENT

This Series A Preferred Stock Purchase Agreement (this “Agreement”) is made as of November 7, 2006, by and between Viskase Companies, Inc., a Delaware corporation (the “Company”), and the participating investors identified on Schedule I hereto (each, an “Investor” and collectively, the “Investors”).

RECITAL

The Company desires to sell, and the Investors wish to buy, shares of the Company’s newly designated Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), on the terms and subject to the conditions contained herein.

AGREEMENT

The parties agree as follows:

1.	Purchase and Sale of Stock.

1.1	Sale and Issuance of Series A Preferred Stock.

(a)    The board of directors of the Company (the “Board”) shall adopt and shall cause the Company to file with the Secretary of State of Delaware on or before the Closing (as defined below in Section 1.2) a certificate of designations in the form attached hereto as Exhibit A (the “Certificate of Designations”).

(b)    Subject to the terms and conditions of this Agreement, the Investors agree to purchase at the Closing, and the Company agrees to sell and issue to the Investors at the Closing such number of shares of the Series A Preferred Stock as is set forth opposite each Investor’s name on Schedule I hereto at a purchase price of One Dollar and Ninety-Five Cents ($1.95) per share (the “Purchase Price”). The shares of Series A Preferred Stock to be sold pursuant to this Agreement are collectively referred to herein as the “Purchased Shares” and the Purchased Shares together with any shares of Series A Preferred Stock issued by the Company in respect of the Purchased Shares are collectively referred to herein as the “Shares.”

1.2	Closing.

(a)    The purchase and sale of Purchased Shares (the “Closing”) shall occur as promptly as possible, but in no event more than three (3) business days following the satisfaction and/or waiver of all conditions to Closing set forth in Sections 6 and 7, at the offices of Jenner & Block LLP, One IBM Plaza, Chicago, Illinois, or at such other time and place as the Company and the Investors shall mutually agree. The date on which the Closing actually occurs will be referred to as the “Closing Date,” and except as otherwise expressly provided herein, the Closing shall for all purposes be deemed effective as of 8:00 a.m., Chicago time, on the Closing Date.

(b)    At the Closing, the Company shall deliver to the Investors a certificate or certificates representing the Purchased Shares against payment of the Purchase Price therefor by wire transfer of immediately available funds to an account designated by the Company at least one (1) business day prior to the Closing Date.

2.	Option.

2.1	General.

(a)    The Company hereby grants to Koala Holding LLC (“Koala”), subject to the terms and conditions set forth herein, a one-time, non-assignable right to purchase such number of shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) as is necessary for Koala and its affiliates to own, immediately following consummation of the Rights Offering and the related conversion of Series A Preferred Stock not otherwise redeemed in connection with the Rights Offering, fifty and one-tenth percent (50.1%) of the outstanding Common Stock (on a fully diluted basis, including after giving effect to the Investor Option pursuant to Section 2.1(b) below) for consideration per share equal to the consideration the holder of a Right (as defined in Section 5 below) would be required to pay to acquire a share of Common Stock thereunder (the “Koala Option”). For purposes hereof, the percentage increase in the number of shares of Common Stock held by Koala resulting solely from the exercise of the Koala Option is referred to the “Top-Up Percentage.”

(b)    The Company hereby grants to each of the Investors (other than Koala), subject to the terms and conditions set forth herein, including the condition that Koala exercise the Koala Option pursuant to Section 2.1(a) above, a one-time, non-assignable right to purchase a number of shares of Common Stock equal to (i) the Top-Up Percentage (expressed as a decimal) multiplied by (ii) the number of shares of Common Stock held by such Investor immediately following consummation of the Rights Offering and the related conversion of Series A Preferred Stock not otherwise redeemed in connection with the Rights Offering, for consideration per share equal to the consideration the holder of a Right (as defined in Section 5 below) would be required to pay to acquire a share of Common Stock thereunder (the “Investor Option” and, together with the Koala Option, the “Option”).

2.2    Notice. Promptly following consummation of the Rights Offering and the related conversion of Series A Preferred Stock not otherwise redeemed in connection with the Rights Offering, the Company will provide to each of the Investors a written notice (“Share Notice”) providing (a) the total number of shares of Common Stock (on a fully diluted basis) then outstanding and (b) the number of shares of Common Stock such Investor has the option to purchase pursuant to Sections 2.1(a) and (b) above, as applicable, at such time (the “Option Shares”).

2.3    Exercise. Each Investor may exercise the applicable Option in whole (but not in part) and purchase the Option Shares by providing the Company written notice thereof on or before the tenth (10th) business day following its receipt of the Share Notice. Each Investor exercising its Option shall promptly pay to the Company by wire transfer of immediately available funds the aggregate consideration due under the Option and the Company shall substantially concurrently therewith deliver to such Investor the fully paid and non-assessable Option Shares. The date upon which both the consideration due under the Option is received by the Company and the Company completes delivery to the Investor of the applicable Option Shares is referred to herein as the “Option Closing.”

3.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors as of the date hereof and as of the Closing and the Option Closing, if applicable, each of the following. For purposes of this Section 3, “Knowledge” of the Company shall mean (a) the actual knowledge of the Company and (b) that knowledge that a prudent businessperson could have obtained in the management of his business after making due inquiry, and after exercising due diligence with respect thereto.

3.1    Organization, Good Standing and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as currently conducted and as currently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which it is required to be so qualified and in good standing, except where the failure to be so qualified and in good standing would not materially and adversely affect the business, operations, properties, assets (whether tangible or intangible) or financial condition of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”). True and accurate copies of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), as modified by the Certificate of Designations, and Bylaws (the “Bylaws”), each as amended and in effect at the Closing, have been made available to the Investors.

3.2    Subsidiaries. Except as set forth in Section 3.2 of the Disclosure Schedule attached hereto as Exhibit B (the “Disclosure Schedule”), the Company does not presently own or control, directly or indirectly, any interest in any other corporation or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.3    Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Registration Rights Agreement of even date herewith in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”), the performance of all obligations of the Company hereunder and thereunder as of the Closing and the Option Closing, if applicable, and the authorization, issuance (or reservation for issuance), sale and delivery of the Shares and the Common Stock (as defined below in Section 3.6) issuable upon conversion of the Shares and the Option Shares, has been taken and this Agreement constitutes, and the Registration Rights Agreement when executed and delivered will constitute, a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to: (a) laws limiting the availability of specific performance, injunctive relief and other equitable remedies; and (b) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally.

3.4    Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the offer, sale or issuance of the Shares (and the Common Stock issuable upon conversion of the Shares) and the Option Shares and/or the consummation of any other transaction contemplated hereby or in the Registration Rights Agreement, except for the following: (a) the filing of the Certificate of Designations in the office of the Secretary of State of the State of Delaware, which will be filed by the Company prior to the Closing; and (b) filings pursuant to applicable federal and state securities laws, including any filings pursuant to the terms of the Registration Rights Agreement and any filings pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). Assuming that the representations of the Investors set forth in Section 4 below are true and correct, the offer, sale, and issuance by the Company of the Shares, Conversion Shares and Options Shares, in each case, in conformity with the terms of this Agreement and the Certificate of Incorporation as modified by the Certificate of Designation are exempt from the registration requirements of Section 5 of the Securities Act.

3.5    Valid Issuance of Shares, Option Shares and Underlying Common Stock. The Shares and Option Shares, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Shares has been duly and validly reserved for issuance and, when issued and delivered in accordance with the terms of the Certificate of Incorporation as modified by the Certificate of Designation, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

3.6    Capitalization. Immediately prior to the Closing, the authorized capital stock of the Company consists of (a) Fifty Million (50,000,000) shares of Common Stock, par value $0.01 per share (“Common Stock”), of which 10,811,483 shares, which includes 805,270 shares of Common Stock held in treasury and 69,438 shares of restricted Common Stock that are issued but not outstanding, are issued and 9,936,775 shares are outstanding and (b) 50,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. None of the outstanding shares of Common Stock were issued in violation of any preemptive rights or rights of first refusal or first offer. Immediately prior to the Closing, except for warrants to purchase 641,456 shares of Common Stock with an exercise price of $0.01 and expiring June 15, 2011 (the “2011 Warrants”), warrants to purchase 304,127 shares of Common Stock with an exercise price of $10.00 and expiring April 2, 2010 (the “2010 Warrants”), and options granted under the Company’s 2005 Stock Option Plan, which are exercisable for a total of 926,668 shares of Common Stock, there are no outstanding options, rights (preemptive or otherwise) or warrants to purchase or to subscribe for any shares of the Company’s capital stock or that otherwise confer on any person any right to acquire any of the Company’s capital stock or other outstanding securities convertible into or exchangeable for shares of the Company’s capital stock and, except for 69,438 shares of restricted Common Stock that are issued but not outstanding, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company’s capital stock. There will be no adjustment to the exercise price of the 2010 Warrants or 2011 Warrants as a result of consummation of the sale of Shares under this Agreement.

3.7    Noncontravention. The execution and delivery by the Company of this Agreement and the Registration Rights Agreement and the consummation and performance by the Company of the transactions and obligations contemplated hereby and thereby do not: (a) violate any material law to which the Company or its subsidiaries is subject; (b) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws; (c) create a breach, default, termination, cancellation, modification or acceleration of any obligation of the Company or any of its subsidiaries pursuant to any material contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of its assets or properties is bound or subject; or (d) result in the creation or imposition of any liens on any material asset of the Company or any of its subsidiaries.

3.8    Litigation. Except as set forth in Section 3.8 of the Disclosure Schedule, there are no legal, administrative, grievance, arbitration or other proceedings or governmental investigations pending or, to Knowledge of the Company, threatened, against the Company or any of its subsidiaries (a) that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement or the Registration Rights Agreement, (b) that seek relief that would reasonably be expected to have a Material Adverse Effect, (c) that challenge the validity of this Agreement, the Registration Rights Agreement or the Certificate of Incorporation after giving effect to the Certificate of Designations or (d) that challenge any action taken or to be taken by the Company or any of its subsidiaries in connection with this Agreement or the Registration Rights Agreement.

3.9    SEC Documents; Financial Statements. The Company has filed on a timely basis all registration statements, forms, reports and proxy statements required to be filed by the Company with the Securities and Exchange Commission (“SEC”) on or after January 25, 2005 (collectively, the “Company Reports”). As of their respective dates, the Company Reports: (a) were prepared in accordance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (b) complied in all materials respects with the then applicable accounting requirements and (c) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each set of the consolidated financial statements (including in each case any notes and schedules related thereto) included in the Company Reports complies as to form in all material respects with all applicable accounting requirements and published rules of the SEC (including Regulation S-X) with respect thereto, fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and stockholders’ deficit included in the Company Reports (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, cash flows or changes in stockholders’ deficit, as the case may be, of the Company and its subsidiaries for the periods set forth therein, in each case in accordance with United States generally accepted accounting principles except, in the case of unaudited statements, for normal and recurring year-end audit adjustments and as otherwise may be noted therein.

3.10         Registration Rights; Voting Rights. Except as provided in the Registration Rights Agreement and as set forth in Section 3.10 of the Disclosure Schedule, (a) the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently, and (b) no stockholder of the Company has entered into any agreement with the Company or its subsidiaries with respect to the voting of equity securities of the Company. The Company has not entered into any agreement with any stockholder relating to any rights or restriction on or in connection with the stock of the Company except as set forth in the Company’s Certificate of Incorporation and Certificate of Designations or as set forth in the Company’s stock option or restricted stock plans.

4. Representations and Warranties of the Investors. The Investors each hereby represent and warrant to the Company, on a several basis, as of the date hereof and as of the Closing and the Option Closing, if applicable, as follows:

4.1    Authorization. All corporate, limited liability company, limited partnership or trust action, as applicable, on the part of the Investor, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Registration Rights Agreement and the performance of all obligations of the Investor hereunder and thereunder as of the Closing, has been taken and this Agreement constitutes, and the Registration Rights Agreement when executed and delivered will constitute, a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, subject to: (a) laws limiting the availability of specific performance, injunctive relief and other equitable remedies, and (b) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally.

4.2    Experience. The Investor is experienced in evaluating and investing in private placement transactions of securities of companies such as the Company, and has either individually or through its current officers, directors or partners such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the Investor’s prospective investment in the Company, and has the ability to bear the economic risks of the investment.

4.3    Accredited Investor. The Investor is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act.

4.4    Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon its representation to the Company, which by the Investor’s execution of this Agreement the Investor hereby confirms, that the Purchased Shares and Option Shares, if applicable, will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Purchased Shares and Option Shares, if applicable (or any Common Stock acquired upon conversion thereof).

4.5    Economic Risk. The Investor understands that investment in the Company involves substantial risks. The Investor further understands that the purchase of the Purchased Shares and Option Shares, if applicable, will be a highly speculative investment. The Investor is able, without impairing its financial condition, to hold the Purchased Shares and Option Shares, if applicable, for an indefinite period of time and to suffer a complete loss of the Investor’s investment.

4.6    No Public Market. The Investor understands that no public market now exists for the Series A Preferred Stock, and the Company has made no assurances that a public market will ever exist for the Series A Preferred Stock and that it is unlikely that a public market will ever exist for the Series A Preferred Stock.

4.7    Legend. The Investor acknowledges that, to the extent applicable, each certificate evidencing the Shares, the Option Shares and the Common Stock issuable upon conversion of the Shares shall be endorsed with the legend substantially in the form set forth below, as well as any additional legend imposed or required by applicable state securities laws:

THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

5.     Rights Offering. The Company agrees to use commercially reasonable efforts to initiate and complete a registered offering of rights (the “Rights Offering”) to acquire Common Stock (the “Rights”), to be initiated no later than ninety (90) calendar days after the date hereof and completed no later than one hundred eighty (180) calendar days after the date hereof (the “Rights Offering Deadline”), and otherwise in accordance with the terms set forth on the term sheet attached hereto as Exhibit D (the “Rights Offering Term Sheet”). The Company agrees that, subject to limitations under applicable law, the proceeds of the Rights Offering will be used exclusively to redeem Shares then held by the Investors on a pro rata basis. All consideration proposed to be paid by the Investors for any Common Stock subscribed for by the Investors under the terms of Rights received as part of the Rights Offering may be paid in Shares valued at their liquidation value plus accrued and unpaid dividends thereon. The Investors agree on behalf of themselves and their respective affiliates that own Common Stock (“Investor Rights Holders”) that, with respect to the Rights Offering, if the aggregate cash consideration paid to the Company by all holders of Rights (other than the Investor Rights Holders) in connection with the subscription for Common Stock under the Rights is equal to or greater than Ten Million Dollars ($10,000,000), then the Investor Rights Holders shall be deemed to have subscribed for, without any further action on the part of the Company or the Investor Rights Holders, a number of shares of Common Stock equal to (a) the total number of shares of Common Stock the Investor Rights Holders have the right to subscribe for under the Rights multiplied by (b) (i) the total number of shares of Common Stock subscribed for under the Rights Offering by all holders of Rights (other than the Investor Rights Holders) divided by (ii) the total number of shares of Common Stock available to be subscribed for by all holders of Rights (other than the Investor Rights Holders). The Investors acknowledge that they shall not be entitled to receive Rights in respect of the Shares purchased hereunder.

6.     Conditions of Investors’ Obligations at Closing and any Option Closing. The obligation of each Investor to purchase the Purchased Shares at the Closing, and the Option Shares at the Option Closing, is subject to the fulfillment on or before the Closing or the Option Closing, as applicable, of each of the following conditions, the waiver of which shall not be effective unless consented in writing thereto:

6.1    Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects (except for any representations qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Closing Date and the Option Closing, as applicable (except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects or true and correct in all respects, as applicable, as of such specified date).

6.2    Performance. The Company shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and the Option Closing, as applicable.

6.3    Compliance Certificate. The President of the Company shall deliver to the Investors at the Closing and the Option Closing, as applicable, a certificate stating that the conditions specified in Sections 6.1, 6.2 and 6.8 have been fulfilled.

6.4    Certificate of Designations. Prior to the Closing, the Certificate of Designations shall have been filed with the Secretary of State of Delaware and the Certificate of Incorporation as modified by the Certificate of Designations shall be in full force and effect, and a copy of which shall have been delivered to the Investors.

6.5    Consents. The Company shall have entered into a supplemental indenture and amendments to the security agreement and intercreditor agreement with respect to the Company’s 11½% Senior Secured Notes due 2011, and an amendment to the Company’s revolving credit facility with Wells Fargo Foothill, in each case, giving effect to the amendments identified in the Rights Offering Term Sheet; such supplemental indenture and each of such amendments shall be in full force and effect, and copies of which shall have been delivered to the Investors.

6.6    Registration Rights Agreement. The Company shall have entered into the Registration Rights Agreement and the Registration Rights Agreement shall be in full force and effect.

6.7    Opinion of Company Counsel. The Investors shall have received from Jenner & Block LLP, counsel for the Company, an opinion, dated as of the Closing or the Option Closing, as applicable, in the form attached hereto as Exhibit E.

6.8    Material Adverse Change. There shall have not occurred and be continuing a Material Adverse Effect.

7.    Conditions of the Company’s Obligations at Closing and any Option Closing. The obligations of the Company to the Investors under this Agreement are subject to the fulfillment on or before the Closing or the Option Closing, as applicable, of each of the following conditions by the Investors:

7.1    Representations and Warranties. The representations and warranties of the Investors contained in Section 4 shall be true and correct in all material respects (except for any representations qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Closing Date or the Option Closing, as applicable (except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects or true and correct in all respects, as applicable, as of such specified date).

7.2    Performance. The Investors shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing or the Option Closing, as applicable.

7.3    Certificate of Designations. Prior to the Closing, the Certificate of Designations shall have been filed with the Secretary of State of Delaware and the Certificate of Incorporation as modified by the Certificate of Designations shall be in full force and effect.

7.4    Registration Rights Agreement. The Investors shall have entered into the Registration Rights Agreement and the Registration Rights Agreement shall be in full force and effect.

8.	Indemnification.

8.1    Indemnification by the Company. Subject to the provisions of this Section 8, the Company shall indemnify and hold harmless the Investors, their respective successors and assigns, and their respective officers, directors, employees, agents and Affiliates (“Investor Indemnified Persons”) from and against, and shall reimburse Investor Indemnified Persons for, any and all losses, liabilities, claims, obligations, damages, deficiencies, assessments, levies, fines, penalties, costs, or reasonable and documented legal expenses, whether or not involving a third-party claim (collectively, “Losses”), arising out of, based upon or in any way relating to any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement or any breach by the Company of, or failure of the Company to comply with, any covenant, agreement or other obligation of the Company in this Agreement.

8.2    Indemnification by the Investors. Subject to the provisions of this Section 8, each Investor shall, on a several (but not joint) basis, indemnify and hold harmless the Company, its successors and assigns, and its officers, directors, partners, members, employees, agents and Affiliates (“Company Indemnified Persons”) from and against, and shall reimburse Company Indemnified Persons for, any and all Losses, arising out of, based upon or in any way relating to any inaccuracy in or breach of any representation or warranty of such Investor set forth in this Agreement or any breach by such Investor of, or failure of such Investor to comply with, any covenant, agreement or other obligation of such Investor in this Agreement.

8.3    Defense of Third Party Claims. If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which any party hereto may have an obligation to indemnify another party, the party asserting such right to indemnity (the “Indemnified Party”) shall give the party from whom indemnity is sought (the “Indemnifying Party”) written notice thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party, other than to the extent the Indemnifying Party is actually prejudiced thereby. Such written notice shall describe in reasonable detail the facts constituting the basis for such third-party claim and the amount of the potential Loss, in each case, to the extent known. The Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party, unless the Indemnifying Party (a) notifies the Indemnified Party of such defense in writing within thirty days after the Indemnified Party has given notice of the third party claim, (b) furnishes satisfactory evidence of its financial ability to indemnify the Indemnified Party, and (c) conducts the defense of the third party claim actively and diligently; in which case, the Indemnifying Party may assume such control at its expense through counsel reasonably satisfactory to such Indemnified Party; provided, however, that: (w) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; (x) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld); (y) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim; and (z) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent the claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.

After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such action, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. If the Indemnifying Party does not assume control of the defense of such claim as provided in this Section 8.3, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 8.3. The reimbursement of fees, costs and expenses required by this Section 8.3 shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

8.4    Other Claims. A claim for indemnification for any matter not involving a third-party claim shall be asserted by the Indemnified Party to the Indemnifying Party in writing, setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim and, if known or reasonably ascertainable, the amount of the liability asserted or which may be asserted by reason thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby.

9.	Miscellaneous.

9.1    Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to choice of laws or conflict of laws provisions thereof.

9.2    Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Investors and the closing of the transactions contemplated hereby. All statements of the Company as to factual matters contained in any certificate or exhibit delivered by or on behalf of the Company pursuant hereto shall be deemed to be the representations and warranties of the Company hereunder as of such date of such certificate or exhibit.

9.3    Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that the rights of the Investors to purchase the Purchased Shares or the Option Shares, as applicable, shall not be assignable to a third party who is not an affiliate of an Investor without the consent of the Company. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided by this Agreement.

9.4    Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

9.5    Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed (a) for the Investors, to each Investor’s address as set forth on the signatures page of this Agreement, or to such other address as the Investors shall have furnished to the Company in writing, or (b) for the Company, to its address as set forth on the signature page of this Agreement addressed to the attention of the Corporate Secretary, or to such other address as the Company shall have furnished to the Investor. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (x) upon delivery, when delivered personally or by overnight courier or successful fax delivery (with a copy of such fax sent by U.S. mail) or (y) at the time received, if sent by registered or certified mail, postage prepaid.

9.6    Waiver. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement, and shall not be construed to be a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

9.7    Expenses. Each of the Company and the Investors shall be responsible for their own fees and expenses, including the fees and expenses of legal counsel, arising from the negotiation and entry into this Agreement and the consummation of transactions contemplated hereby.

9.8    Amendments. Any term of this Agreement may be amended only with the written consent of each of the parties hereto. Any amendment effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and the Company.

9.9    Finder’s Fee. The Company and the Investors each hereby represent and warrant to the other party that no finders or brokers were utilized in the sale of the Purchased Shares.

9.10         Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

9.11          Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

9.12          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[THIS SPACE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

VISKASE COMPANIES, INC.

By:	/s/
Robert L. Weisman, President and Chief Executive Officer

8205 South Cass Avenue, Suite 115
Darien, Illinois 60561
Fax: (630) 874-0700

For notice purposes, with a copy to:

Thomas A. Monson
Jenner & Block LLP
One IBM Plaza
Chicago, IL 60611
Fax: (312) 840-8711

Signature Page to Series A Preferred Stock Purchase Agreement

INVESTOR:

KOALA HOLDING LLC

By:	/s/

c/o Icahn Associates Corp.
767 5th Avenue, 47th Floor
New York, New York 10153
Facsimile: (212) 688-1158

For notice purposes, with a copy to:

Icahn Associates Corp.
767 5th Avenue, 47th Floor
New York, New York 10153
Attn: Keith Schaitkin
Facsimile: (212) 688-1158

INVESTOR:

GRACE BROTHERS, LTD.

By:	/s/

1560 Sherman Avenue, Suite 900
Evanston, Illinois 60201
Attn: Bradford Whitmore
Facsimile: (847) 733-0339

For notice purposes, with a copy to:

Evelyn Arkebauer
Sachnoff and Weaver
30 S. Wacker Drive, 29th Floor
Chicago, IL 60606

INVESTOR:

NORTHEAST INVESTORS TRUST

By:	/s/

150 Federal Street, Suite 1000
Boston, Massachusetts 02110-1745
Attn: Bruce Monrad
Facsimile: (617) 523-5412

 Signature Page to Series A Preferred Stock Purchase Agreement

SCHEDULE I

PARTICIPATING INVESTORS

Investor	Number of Purchased Shares	Purchase Price

Koala Holding LLC	10,769,231	$21,000,000.45

Grace Brothers, Ltd.	1,025,641	$1,999,999.95

Northeast Investors Trust	512,820	$999,999.00

Total	12,307,692	$24,000,000

Exhibit D
Rights Offering Term Sheet

This Memorandum of Terms summarizes the principal terms of the proposed offering (the “Rights Offering”) by Viskase Companies, Inc. (the “Company”) of subscription rights (the “Subscription Rights”) to purchase shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company, for the purpose of redeeming outstanding shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”). The Series A Preferred Stock has been sold by the Company to certain investors pursuant to the Series A Preferred Stock Purchase Agreement, dated November 7, 2006 (the “Stock Purchase Agreement”)

Number of Rights:	An aggregate of 12,307,692 Rights will be issued on a ratable basis in respect of the issued and outstanding shares of Common Stock at the time of the commencement of the Rights Offering.

Exercise Price:
Each Subscription Right shall entitle the holder thereof (a “Holder”) to subscribe for shares of Common Stock at a ratio of one (1) share of Common Stock per Subscription Right (the “Rights Conversion Ratio”), subject to adjustment as set forth below. The exercise price per Subscription Right (the “Exercise Price”) shall be equal to $1.95 per share of the Common Stock. The Subscription Rights will be exercisable for an aggregate exercise price of $24 million.

Adjustments:
If a stock dividend or other distribution, recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme or arrangement, split-up, spin-off or combination, or similar transaction or event affects the number of shares of Common Stock issuable upon exercise of the Subscription Rights (shares of Common Stock issuable upon the exercise of all Subscription Rights, the “Registrable Shares”), the Company will make an equitable change or adjustment as it deems appropriate in the number and kind of securities subject to or to be issued in connection with the exercise of the Subscription Rights and the Exercise Price of the Subscription Rights. No fractional shares of Common Stock will be issued upon the exercise of Subscription Rights. When any exercise of Subscription Rights would result in the issuance of a number of shares of Common Stock that is not a whole number, the actual number of shares will be rounded down to the next lower whole number with no further payment or other distribution therefor.

Offering Period:
The Subscription Rights (and related oversubscription rights) shall become exercisable on the effective date of the registration statement for the registration of Registrable Shares (the “Commencement Date”) and shall expire at 5:00 p.m. New York City time within sixty (60) calendar days after the Commencement Date (the “Expiration Time”) but in no event shall the Expiration Time occur more than one hundred eighty (180) calendar days from the Closing (as defined in the Stock Purchase Agreement). Prior to the expiration of such period, any Holder desiring to participate in the Rights Offering must exercise all or any portion of its Subscription Rights (and related oversubscription rights, if desired). Any exercise of Subscription Rights (and related oversubscription rights) will be irrevocable. At the Expiration Time, unexercised Subscription Rights shall terminate and be null and void and the Company shall not be obligated to honor any such purported exercise received by the Company or its designee after the Expiration Time, regardless of when the documents relating to such exercise were sent.

Transferability:	The Subscription Rights are at all times transferable but, prior to the Commencement Date, shall not be exercisable.

Exercise Procedures:
In order to exercise Subscription Rights, each Holder must: (a) return a duly completed subscription form (the “Subscription Form”) to the Company or its designee so that such form is actually received by the Company or its designee on or before the Expiration Time; and (b) pay to the Company or its designee on or before the Expiration Time the aggregate Exercise Price for all of the Company Common Stock purchased pursuant to the Holder’s exercise of the Subscription Rights in accordance with the wire instructions set forth on the Subscription Form or by bank or cashier’s check or certificates representing Series A Preferred Stock delivered to the Company or its designee along with the Subscription Form. If, on or prior to the Expiration Time, the Company or its designee for any reason does not receive a duly completed Subscription Form and immediately available funds in an amount equal to the aggregate Exercise Price, the Subscription Rights shall be deemed to have been unexercised and to terminate and be null and void. The Company shall adopt such detailed procedures as is necessary to efficiently administer the exercise of the Subscription Rights and shall prepare documents that reflect the terms herein and such other terms as the Company shall determine to be appropriate in the implementation hereof.

Incidents of Ownership:
The Subscription Rights shall have no rights, powers or privileges other than as expressly set forth herein, and in particular, the Subscription Rights shall have no voting rights, dividend rights, conversion rights, preemption rights, liquidation rights or other rights of a stockholder.

Use of Proceeds:	Upon the exercise of Subscription Rights, all proceeds thereof shall be applied to the redemption of the Series A Preferred Stock.

Administration:
All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights shall be determined by the Company whose determination shall be final and binding. The Company may waive in its sole discretion any defect or irregularity, or permit a defect or irregularity to be corrected within such times as it may determine, or reject the purported exercise of any Subscription Rights that the Company has determined to have failed to comply with the applicable requirements.

Extension/Termination:
The Company shall have the option of extending the period of the Rights Offering, at its sole discretion; provided that, in no event shall the Expiration Time occur more than one hundred eighty (180) calendar days from the Closing (as defined in the Stock Purchase Agreement). The Company shall also have the right to withdraw or terminate the Rights Offering at any time and for any reason. In the event the Rights Offering is withdrawn or terminated, all funds received from subscriptions will be returned (without interest), except to the extent Common Stock has already been issued in respect of any such subscriptions.